EXHIBIT 10.1
AMENDED AND RESTATED INVESTMENT ADVISORY
AND MANAGEMENT AGREEMENT
BETWEEN
MVC CAPITAL, INC.
AND
THE TOKARZ GROUP ADVISERS LLC
     Agreement made this 14th day of April 2009, by and between MVC Capital, Inc., a Delaware corporation (the “Fund”), and The Tokarz Group Advisers LLC, a Delaware limited liability company (the “Adviser”).
     Whereas, the Fund is a closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “Investment Company Act”); and
     Whereas, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and
     Whereas, on October 31, 2006, the Fund and the Adviser entered into an Investment Advisory and Management Agreement (the “Original Agreement”), pursuant to which the Adviser agreed to furnish investment advisory services to the Fund, that they now wish to amend and restate in its entirety; and
     Now, therefore, in consideration of the premises and for other good and valuable consideration, the parties hereby agree that the Original Agreement is hereby amended and restated in its entirety to read as follows:
1. Duties of the Adviser.
          (a) The Fund hereby employs the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Directors of the Fund (the “Board”), for the period and upon the terms herein set forth: (i) in accordance with the investment objectives, policies and restrictions that are determined by the Board from time to time and disclosed to the Adviser, which objectives, policies and restrictions shall initially be those set forth in the Fund’s Registration Statement on Form N-2, filed with the Securities and Exchange Commission (the “SEC”) on January 18, 2008 (the “Registration Statement”); (ii) in accordance with the Investment Company Act; and (iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s charter and by-laws. References in this Agreement to the “Fund” shall also include any wholly-owned subsidiary of the Fund, where appropriate and as applicable.
               Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Fund; (iii) close and monitor the Fund’s investments; (iv) determine the securities and other assets that the Fund will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; (vi) provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds; (vii) oversee the performance of the Fund’s outside service providers, including the Fund’s administrator, transfer agent and custodian; (viii) oversee compliance by the Fund with U.S. federal, state and other applicable laws and regulations; (ix) provide the Fund with office space;

and (x) pay the salaries, fees and expenses of such of the Fund’s directors, officers or employees who are directors, officers, principals or employees of the Adviser or any of its affiliates, except that the Fund will reimburse the Adviser for (a) its allocable portion of the compensation payable to its chief financial officer (“CFO”), chief compliance officer (“CCO”) and secretary in an amount not to exceed $200,000 per year, in the aggregate, (b) travel expenses, or an appropriate portion of such expenses (in the event such expenses are not otherwise reimbursed by a portfolio company or third party), that relate to attendance at meetings of the Board or any committees thereof and the Fund’s portfolio companies or performing other managerial assistance for portfolio companies and (c) unreimbursed travel and other related out-of-pocket expenses in connection with the sourcing of investments for the Fund as set forth in Section 2(xviii). The Adviser may delegate any of the foregoing duties to a third party with the consent of the Board. The Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund, in consultation with the Adviser, determines to incur debt financing, the Adviser will arrange for such financing on the Fund’s behalf, subject to the approval of the Board. Furthermore, the Fund shall consult with the Adviser prior to issuing any preferred stock. The Adviser will offer, and provide where requested, on the Fund’s behalf and/or on behalf of a subsidiary of the Fund, significant managerial assistance to the issuers of securities in which the Fund is invested. The Adviser shall make available to the Fund individuals to serve as directors and/or officers of the Fund, as deemed necessary by the Board.
          (b) The Adviser shall manage the Fund’s day-to-day operations and oversee the administration, recordkeeping and compliance functions of the Fund and/or third parties performing such functions for the Fund. Without limiting the generality of the foregoing, the Adviser specifically shall be responsible for overseeing: (i) the preparation of periodic financial statements; (ii) the preparation of financial and accounting reports for presentation to the Fund’s Board and for stockholders and governmental agencies; (iii) the preparation and filing of the Fund’s tax returns (and those of any wholly-owned subsidiary involved with the Fund’s operations); (iv) the preparation and providing of such reports and analyses to the Fund’s Board and stockholders as may from time to time be considered necessary or appropriate by the Fund’s Board; (v) the arrangement of the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others; (vi) the preparation of any proxy statements and arranging and conducting meetings of stockholders of the Fund; (vii) the procurement of insurance for the Fund, its subsidiaries and/or its officers and directors, as directed by the Board; and (viii) such other operational, administrative and regulatory compliance duties as shall from time to time arise as a result of the Fund’s operations and investing activities.
          (c) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein. The parties acknowledge and agree that, subject to the approval of the directors who are not “interested persons” (as defined under the 1940 Act) of the Fund and who constitute a majority of the Board (the “Independent Board”), the Fund may retain the Adviser, under an arrangement separate from this Agreement (a “Separate Agreement”), pursuant to which the Adviser would agree to furnish portfolio management or other management services to an investment vehicle other than the Fund (e.g., a private equity fund, BDC or managed account of an operating company) where that investment vehicle is comprised substantially of assets other than the Fund’s assets (a “Third-Party Vehicle”). Notwithstanding anything to the contrary in this Agreement, the terms and obligations under this Agreement shall not cover the Adviser’s services rendered to a Third-Party Vehicle covered under a Separate Agreement.
          (d) Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the

Adviser in providing the investment advisory services (i.e., the making of investment recommendations or decisions for the Fund) required to be provided by the Adviser under Section 1(a) of this Agreement. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objectives and policies. The Adviser, and not the Fund, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law. Nothing in this subsection (d) will obligate the Adviser to pay any expenses that are the expenses of the Fund under Section 2.
          (e) The Adviser, and any Sub-Adviser, shall for all purposes herein provided each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.
          (f) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Adviser may retain a copy of such records. Upon termination of this Agreement, the Adviser shall have no further obligations under this Section 1(f).
          (g) Prior to the Effective Date (as defined in Section 10 below), the Adviser shall adopt and implement written policies and procedures reasonably designed to prevent its violation of the Federal Securities laws. Also prior to the Effective Date, the Adviser shall have provided to the Fund, and shall provide the Fund at such times in the future as the Fund shall reasonably request, a copy of such policies and procedures (and any amendments thereto) and a report of such policies and procedures. Such report shall be of sufficient scope and in sufficient detail, as may reasonably be required to comply with Rule 38a-1 under the Investment Company Act (“Rule 38a-1”) and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the report shall so state.
2. Fund’s Responsibilities and Expenses Payable by the Fund.
          All investment professionals of the Adviser and its staff, when and to the extent engaged in providing services required to be provided by the Adviser under Section 1(a) and (b), and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Fund, except that costs or expenses relating specifically to items identified in the next sentence shall be borne by the Fund, as appropriate. The Fund will bear all costs and expenses of its operations and transactions, including, without limitation, those relating to: (i) the cost and expenses of any independent valuation firm; (ii) expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Fund and in monitoring the Fund’s investments and performing due diligence on its prospective portfolio companies, provided, however, the retention by the Adviser of any third party to perform such services shall require the advance approval of the Board (which approval shall not be unreasonably withheld) if the fees for such services are expected to exceed $30,000; once the third party is approved any expenditure to such third party will not require additional approval from the Board; (iii) interest payable on debt and other direct borrowing costs, if any, incurred to finance the Fund’s investments or to maintain its tax status; (iv) offerings of the Fund’s common stock and other securities; (v) investment advisory and management fees; (vi) fees and payments due under any administration agreement between the Fund and its administrator; (vii) transfer agent and custodial fees; (viii) federal and state registration fees; (ix) all costs of registration and listing the Fund’s shares on any securities exchange; (x) federal, state and local taxes; (xi) independent directors’ fees and expenses; (xii) costs of preparing and filing reports or other documents required by governmental bodies (including the SEC); (xiii) costs of any reports, proxy statements or other notices to stockholders, including printing and mailing costs; (xiv) the cost of the Fund’s fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; (xv) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, independent auditors and outside legal costs; (xvi) the costs and expenses associated with the establishment of an SPV (as defined in Section 3(c) below); (xvii) the allocable portion of the cost (excluding office space) of the Fund’s CFO, CCO and secretary (subject to the limit set forth in Section 1(a)); (xviii) subject to a cap of $150,000 in any fiscal year of the Fund, fifty percent of the unreimbursed travel and other related (e.g., meals) out-of-pocket expenses (subject to item (ii) above) incurred by the Adviser in sourcing investments for the Fund; provided that, if the investment is sourced for multiple clients of the Adviser, then the Fund shall only reimburse fifty percent of its allocable pro rata portion of such expenses; and (xix) all other expenses incurred by the Fund in connection with administering the Fund’s business (including travel and other out-of-pocket expenses (subject to item (ii) above) incurred in providing significant managerial assistance to a portfolio company). Additionally, any unsatisfied payment obligation to the Adviser of a wholly-owned subsidiary of the Fund, which arises under this Agreement, shall be the sole responsibility of the Fund and not the subsidiary, and such unsatisfied payments are specifically acknowledged as neither loans nor capital contributions to the subsidiary, and the Fund will not seek reimbursement from the subsidiary of such unsatisfied payments. Notwithstanding the foregoing, absent the consent of the Board, any fees or income earned, on the Fund’s behalf, by any officer, director, employee or agent of the Adviser in connection with the monitoring or closing of an investment or disposition by the Fund or for providing managerial assistance to a portfolio company (which includes, for example, service on the board of directors of a portfolio company but does not include the Adviser’s furnishing of portfolio management or other management services to a Third-Party Vehicle) shall inure to the Fund.
3. Compensation of the Adviser.
          The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Fund shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Fund may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.
          (a) The Base Management Fee shall be 2.00% per annum of the Fund’s total assets (excluding: (i) cash, (ii) the value of any investment in a Third-Party Vehicle covered by a Separate Agreement and (iii) the value of any investment by the Fund not made in a portfolio company (“Non-Eligible Assets”); but including assets purchased with borrowed funds that are not Non-Eligible Assets). The Base Management Fee will be payable quarterly in arrears. The Base Management Fee will be calculated based on the value of the Fund’s total assets (excluding Non-Eligible Assets, but including assets purchased with borrowed funds that are not Non-Eligible Assets) at the end of the most recently completed fiscal quarter. Base Management Fees for any partial fiscal quarter will be appropriately pro rated.
          (b) The Incentive Fee shall consist of two parts, as follows:
               (i) One part will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee net operating income for the fiscal quarter (the “Income Incentive Fee”). “Pre-Incentive

Fee net operating income” means interest income, dividend income and any other income (including any other fees paid to the Fund such as directors’, commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued by the Fund during the fiscal quarter, minus the Fund’s operating expenses for the fiscal quarter (including the Base Management Fee and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee (whether paid or accrued)).
          Pre-Incentive Fee net operating income includes, in the case of investments with a deferred interest feature (such as market discount, debt instruments with payment-in-kind interest, preferred stock with payment-in-kind dividends and zero coupon securities), accrued income that has not yet been received in cash. Pre-Incentive Fee net operating income does not include any realized capital gains, realized and unrealized capital losses or unrealized capital appreciation or depreciation.
          In calculating the amount of the Income Incentive Fee, pre-Incentive Fee net operating income, at the end of the immediately preceding fiscal quarter, will be compared to two “hurdle amounts”: 1.75% of the Fund’s net assets (defined as total assets less total liabilities) (the “Lower Hurdle Amount”) and 2.1875% of the Fund’s net assets (the “Higher Hurdle Amount”). The Fund will pay the Adviser the Income Incentive Fee with respect to the Fund’s pre-Incentive Fee net operating income in each fiscal quarter as follows:
          (A) no Income Incentive Fee in any fiscal quarter in which the Fund’s pre-Incentive Fee net operating income does not exceed the Lower Hurdle Amount;
          (B) 100% of the Fund’s pre-Incentive Fee net operating income with respect to that portion of such pre-Incentive Fee net operating income, if any, that exceeds the Lower Hurdle Amount but is less than the Higher Hurdle Amount in any fiscal quarter; and
          (C) 20% of the amount of the Fund’s pre-Incentive Fee net operating income, if any, that exceeds the Higher Hurdle Amount in any fiscal quarter.
          These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current fiscal quarter.
               (ii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement as set forth below), commencing with the fiscal year ending on October 31, 2009, and will equal 20% of: (a) the Fund’s cumulative aggregate net realized capital gains on the Fund’s investments made after November 1, 2003 (the “Fund’s New Portfolio”) (exclusive of any realized gains on an investment in a Third-Party Vehicle covered by a Separate Agreement or that are subject to an SPV Incentive Allocation, as defined below); minus (b) the aggregate unrealized capital depreciation of the Fund’s New Portfolio calculated from November 1, 2003. If the Capital Gains Fee is positive at the end of such year, then the aggregate amount of Capital Gains Fees paid in all prior years shall be subtracted from the Capital Gains Fee for such year. If the Capital Gains Fee is negative, then there will be no Capital Gains Fee payable for such year. If this Agreement shall terminate as of a date that is not a fiscal year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains Fee. Furthermore, upon the tender of a notice of termination of this Agreement, all unrealized capital gains on the Fund’s New Portfolio shall be deemed realized at their net asset value last determined by the Valuation Committee of the Board and the Capital Gains Fee shall be determined and deemed payable as of the date of a tender of a notice of termination of this Agreement. Any Capital Gains Fee due upon the tender of a notice of termination of this Agreement shall be paid as soon as practicable after the Capital Gains Fee is permitted to be paid under applicable law. Any Capital Gains Fee to be made under this Section 3 shall be paid as soon as practicable following the completion of the audit of the financial statements of the Fund for the applicable fiscal year performed in accordance with generally accepted accounting principles.
          For purposes of this Section 3(b)(ii):
          “Cumulative aggregate net realized capital gains” means cumulative aggregate realized capital gains minus cumulative aggregate realized capital losses.
          “Cumulative aggregate realized capital gains” are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Fund’s New Portfolio when sold and (b) the accreted or amortized cost basis of such investment.
          “Cumulative aggregate realized capital losses” are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Fund’s New Portfolio when sold is less than (b) the accreted or amortized cost basis of such investment.
          “Aggregate unrealized capital depreciation” means the sum of the differences, if negative, between (a) the valuation of each investment in the Fund’s New Portfolio, as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment.
          Notwithstanding the foregoing, in no event shall either the Fund’s contribution of an investment to a Subsidiary (as defined in Section 4) or the Fund’s distribution of an investment to the Fund’s stockholders be deemed to be a realization event.
          (iii) Notwithstanding the foregoing, in no event shall the sum of the Capital Gains Fee and the SPV Incentive Allocation (as defined below), if any, for any fiscal year exceed: (a) 20% of (i) the Fund’s cumulative aggregate realized capital gains on the Fund’s investments (the “Fund’s Total Portfolio”) (including any realized gains attributable to an SPV Incentive Allocation (as defined below)), minus (ii) the sum of the cumulative aggregate realized capital losses on, and aggregate unrealized capital depreciation of, the Fund’s Total Portfolio; minus (b) the aggregate amount of Capital Gains Fees paid and the value of SPV Incentive Allocations made in all prior years (the “Cap”). Furthermore, in the event that the Capital Gains Fee for any fiscal year exceeds the Cap (“Uncollected Capital Gains Fees”), all or a portion of such amount shall be accrued and payable to the Adviser following any subsequent fiscal year in which the Agreement is in effect, but only to the extent the Capital Gains Fee, plus the amount of Uncollected Capital Gains Fees, each calculated as of the end of such subsequent fiscal year, do not exceed the Cap. Any remaining Uncollected Capital Gains Fees shall be paid in following subsequent fiscal years in accordance with the same process, provided the Agreement is in effect during such fiscal year.
          For purposes of this Section 3(b)(iii):
          “Cumulative aggregate realized capital gains” are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Fund’s portfolio when sold and (b) with respect to investments held by the Fund on November 1, 2003, the fair value of such investment on

November 1, 2003, and with respect to all other investments, the accreted or amortized cost basis of such investment.
          “Cumulative aggregate realized capital losses” are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Fund’s portfolio when sold is less than (b) with respect to investments held by the Fund on November 1, 2003, the fair value of such investment on November 1, 2003, and with respect to all other investments, the accreted or amortized cost basis of such investment.
          “Aggregate unrealized capital depreciation” is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Fund’s portfolio as of the applicable Capital Gains Fee calculation date and (b) with respect to investments held by the Fund on November 1, 2003, the fair value of such investment on November 1, 2003, and with respect to all other investments, the accreted or amortized cost basis of such investment.
          (c) The Fund hereby authorizes the Adviser to create or arrange for the creation of one or more special purpose vehicles for which it may serve as the general partner or managing member, as applicable, for purposes of making investments on behalf of the Fund (each, an “SPV”). A Third-Party Vehicle shall not be considered an SPV. Furthermore, the Fund authorizes the Adviser, in its role as the general partner or managing member, as applicable, of an SPV, to receive an incentive allocation equal to 20% of the net profits of the SPV (the “SPV Incentive Allocation”). The Adviser acknowledges and agrees that: (i) prior to the SPV conducting any investment activities, the Board must approve the SPV’s organizational documents; and (ii) subject to the approval of the Board, the Adviser will establish procedures for every SPV to ensure that any SPV Incentive Allocation received by the Adviser will not cause the total compensation received by the Adviser under this Agreement to exceed the limits imposed by Section 205(b)(3) of the Advisers Act.
          In addition, for each of fiscal years 2009 and 2010, the Adviser hereby agrees to absorb or reimburse operating expenses of the Fund (promptly following the completion of such year), to the extent necessary to limit the Fund’s Expense Ratio for any such year to 3.50% (the “Expense Cap”); provided, however, if on October 31, 2009, the Fund’s net assets have not increased by at least 5% from October 31, 2008, the dollar value of the Expense Cap shall increase by 5% for fiscal 2010. For purposes of this paragraph, the Fund’s “Expense Ratio” shall be calculated as of October 31 of any such year and mean: (i) the consolidated expenses of the Fund (which expenses shall include any amounts payable to the Adviser under the Base Management Fee, but shall exclude the amount of any interest and other direct borrowing costs, taxes, incentive compensation, and extraordinary expenses (including, but not limited to, any legal claims and liabilities and litigation costs and any indemnification related thereto, and the costs of any spin-off or other similar type transaction contemplated by this Agreement)), as a percentage of (ii) the average net assets of the Fund (i.e., average consolidated assets less average consolidated liabilities) during such fiscal year as set forth in the Fund’s financial statements contained in the Fund’s annual report on Form 10-K.
4. The Adviser’s Management of Private Equity Funds. As consideration for the Fund entering into this Agreement, the Adviser acknowledges the parties’ objective of having the Fund’s stockholders participate in private investment funds managed by the Adviser. During the term of this Agreement, the Adviser agrees that, absent the consent of the Board, the Adviser shall not establish a private investment fund managed by the personnel of the Adviser with the investment objective of: (a) investing in mezzanine and debt securities; or (b) making equity or other “non-debt” investments that are: (i) at the time of the formation of the private fund, expected to be equal to or less than the lesser of 10% of the

Fund’s net assets or $25 million; and (ii) issued by U.S. companies with less than $150 million in revenues (“Targeted Investments”). If the Board approves the formation of a new private investment fund for investment in Targeted Investments, this private investment fund may have a general partner or managing member (a “Private Fund General Partner”) that is a Subsidiary (as defined below), is owned (directly or indirectly) 100% by a Subsidiary, or is jointly owned by the Adviser and a Subsidiary. In such cases, Private Fund General Partners shall be entitled to the entire portion of incentive allocations paid by the private investment funds managed by the Adviser, unless a portion thereof is allocated to a third party that is not affiliated with, and independent of, the Adviser. The Fund represents that the Independent Board resolved to establish a wholly-owned subsidiary of the Fund (a “Subsidiary”) that would, among other things, have the authority to invest (directly or indirectly) in, or serve as, a Private Fund General Partner. It is understood that the Fund may pursue a spin-off of a Subsidiary to all stockholders (on a pro-rata basis), at such time as the Independent Board deems appropriate (e.g., when suitable market conditions are deemed to exist), the specific terms of which would be subject to the due diligence of, and the consideration and approval by, the Independent Board. In addition, the Adviser will use its reasonable efforts to include the Subsidiary in opportunities to participate in other new private investment funds formed to pursue investments other than Targeted Investments.
5. Registration of the Adviser. The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.
6. Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.
7. Limitations on the Business of the Adviser. The services of the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, and subject to compliance with applicable law and adherence to Section 4. Nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. Notwithstanding the foregoing, the Adviser will not undertake any conflicting duties of loyalty which would affect its prior fiduciary duty to the Fund. In furtherance of this requirement, for a period of three years from November 1, 2008 (unless this Agreement ceases to be in effect), the Adviser shall give the Fund 30 days’ advance notice in writing of any proposed undertaking by it of material significance (including the taking on of any new clients) and will provide the Fund and the Fund’s independent directors with all information relevant to a determination of the effect of such undertaking on the Adviser’s ability to carry out its obligations to the Fund under this Agreement. Furthermore, during the term of this Agreement, the Adviser shall not manage another business development company, a private equity fund or other similar vehicle with the investment objective of investing in Targeted Investments, without the consent of the Board. So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Fund, subject to the Adviser’s right to enter into sub-advisory agreements (in accordance with the requirements under the Investment Company Act). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as stockholders or otherwise.
8. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer, principal or employee of the Adviser is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund, then, when acting on behalf of the Fund, such manager, partner, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, officer or employee of the Adviser or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser.
9. Limitation of Liability of the Adviser; Indemnification. The Adviser, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them (collectively, the “Indemnified Parties”), shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, except: (a) to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services; or (b) with respect to any loss by the Fund caused by the willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties under this Agreement, or the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). The Fund shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund. Notwithstanding the foregoing provisions of this Section 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). Furthermore, the Adviser shall indemnify, defend and protect the Fund and hold it harmless in connection with losses or damages arising out of conduct identified in clauses (a) and (b) of this Section 9.
10. Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the date first written above (the “Effective Date”). This Agreement shall remain in effect for one year after such date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by: (a) the vote of the Board, or by the vote of a “majority of the outstanding voting securities” of the Fund (as such term is defined in Section 2(a)(42) of the Investment Company Act); and (b) the vote of a majority of the Fund’s directors who are not parties to this Agreement and are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party to this Agreement, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time without the payment of any penalty, upon 60 days’ written notice, by: (a) the Adviser, at any time, in the event (i) a majority of the current members of the Independent Board ceases to serve as directors of the Fund; or (ii) the Fund undergoes a change in “control” (as such term is defined by Section 2(a)(9) of the Investment Company Act) not caused by the Adviser; or (b) the Adviser, at any time, following October 31, 2010; or (c) the vote of the stockholders holding a “majority of the outstanding voting securities” of the Fund (as such term is defined by Section 2(a)(42) of the Investment Company Act); or (d) the action of the Fund’s directors.
          This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). Under no circumstances shall this agreement be assigned or transferred without the consent of the Fund’s Board. Following the termination of this Agreement, the Fund shall not have any obligation or liability to the Adviser or to the principals, officers and/or employees of the Adviser other than the obligation to pay the Adviser any outstanding amounts owed under Section 3 calculated until and through the date of termination of the Agreement. Notwithstanding anything to the contrary, the provisions of Section 10 (Limitation of Liability of the Adviser; Indemnification) shall continue in full force and effect and apply to the Adviser and its representatives as and to the extent applicable.
          This amendment and restatement of the Original Agreement shall not be treated as a termination of the Original Agreement.
11. The Fund’s Portfolio Manager. The Adviser represents that it will enter into an agreement with Mr. Tokarz pursuant to which Mr. Tokarz will agree to serve as the portfolio manager primarily responsible for the day-to-day management of the Fund’s portfolio for the fiscal years 2009 and 2010 (subject to the termination of the Agreement in accordance with the provisions of Section 10). In addition, the parties hereby acknowledge that Mr. Tokarz is the current Portfolio Manager of the Fund and the Adviser covenants that throughout the term of this Agreement it will not undertake any action that would cause Mr. Tokarz to cease to serve as the Fund’s primary Portfolio Manager, including, without limitation, transferring any controlling interest in the Adviser to another entity or person. Notwithstanding the foregoing, it is understood by the Fund that Mr. Tokarz is not required to devote his full business time and attention to his duties as the Fund’s Portfolio Manager or to the Adviser. In addition, as of the effective date of the Original Agreement, the employment agreement between Mr. Tokarz and the Fund dated November 1, 2003, as extended on October 31, 2005 (the “Employment Agreement”), terminated and any outstanding obligations under that agreement are superseded by those under this Agreement.
12. Coordination with Code Section 409A. This Agreement is intended to comply with the short-term deferral rule described in the final regulations promulgated under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and therefore to be exempt from Code Section 409A. Specifically, with respect to the Base Management Fee described in Section 3(a) and payable quarterly in arrears, all payments made with respect to the first quarter of a fiscal year (i.e., November 1 through January 31) shall be paid no later than the later of March 15 of the fiscal year, or the last date that would enable the payment to satisfy the short-term deferral rule and maintain the Code Section 409A exemption. Similarly, with respect to the first part of the Incentive Fee (also called the “Income Incentive Fee”)

described in Section 3(b)(i) and payable quarterly in arrears, all such Income Incentive Fee payments made with respect to the first quarter of a fiscal year (i.e., November 1 through January 31) shall be paid no later than the later of March 15 of the fiscal year, or the last date that would enable the payment to satisfy the short-term deferral rule and maintain the Code Section 409A exemption. With respect to the second part of the Incentive Fee (also called the “Capital Gains Fee”) described in Section 3(b)(ii) and payable in arrears at the end of each fiscal year, all such Capital Gains Fee payments shall be paid no later than the later of March 15 following the end of the fiscal year, or the last date that would enable the payment to satisfy the short-term deferral rule and maintain the Code Section 409A exemption.
13. Use of the Fund’s Name. The Adviser acknowledges that the name of the Fund is the Fund’s property and, as such, the Adviser shall not, without the prior written consent of the Board, use, or cause to be used, the Fund’s name or any derivative thereof, including, but not limited to, the term “MVC.”
14. Amendments of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto, but the consent of the Fund must be obtained in conformity with the requirements of the Investment Company Act.
15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including without limitation Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
16. No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.
17. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
18. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
19. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.
20. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.
21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings (including the Original

Agreement and the Employment Agreement), both written and oral, between the parties with respect to such subject matter.
22. Certain Matters of Construction.
          (a) The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.
          (b) Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.
          (c) The word “including” shall mean including without limitation.
          In witness whereof, the parties hereto have caused this Agreement to be duly executed on the date above written.

MVC Capital, Inc.
By:	/s/ Emilio Dominianni
Name: Emilio Dominianni
Title: Director

The Tokarz Group Advisers LLC
By:	/s/ Michael Tokarz
Name: Michael Tokarz
Title: Manager